THE SCOTTS COMPANY


                  Computation of Net Income Per Common Share
                              Primary (Unaudited)
                (Dollars in thousands except per share amounts)


                                                For the Three Months Ended
                                                 January 1     December 31
                                                     1994          1994

Net loss for computing net loss per common share:

Net loss                                          $ (1,557)      $ (4,598)
                                                  ========       ========
Net loss per common share:

Net loss per common share                         $   (.08)      $   (.25)
                                                  ========       ========



                    Computation of Weighted Average Number
                   of Common Shares Outstanding (Unaudited)


                                                 For the Three Months Ended
                                                  January 1     December 31
                                                     1994          1994


Weighted average number of
    shares for computing net loss                18,658,535(1)   18,667,064(1)
    per common share                           ============    ============


_________________
(1) On a fully diluted basis, weighted average shares outstanding did not differ from the primary calculation due to the antidilutive effect of common stock equivalents in a loss period.


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